Exhibit 5.4

Ruder Ware, L.L.S.C. 500 North First Street, Suite 8000 P.O. Box 8050 Wausau, WI 54402-8050 Tel 715.845.4336 Fax 715.845.2718 ruder@ruderware.com www.ruderware.com

April 30, 2015

MPG Holdco I Inc.

c/o Metaldyne Performance Group Inc.

47659 Halyard Drive

Plymouth, MI 48170

Attn: General Counsel

Ladies and Gentlemen:

We have served as local counsel to Grede Wisconsin Subsidiaries, LLC, Inc., a Wisconsin limited liability company (“Grede Subsidiaries”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Metaldyne Performance Group Inc., a Delaware corporation; MPG Holdco I Inc., a Delaware corporation (the “Issuer”); and certain other parties listed as “Additional Registrant Guarantors” in the Registration Statement (the “Guarantors”), including without limitation Grede Subsidiaries, with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuer of $600,000,000 aggregate principal amount of 7.375% Senior Notes due 2022 (the “Exchange Securities”), and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Guarantees will be issued under an indenture dated as of October 20, 2014 (the “Indenture”) by and among the Issuer, the Guarantors, and Wilmington Trust, National Association, as trustee (the “Trustee”). The Exchange Securities will be offered by the Issuer in exchange for $600,000,000 aggregate principal amount of their outstanding 7.375% Senior Notes due 2022.

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents, and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuer and Grede Subsidiaries.

MPG Holdco I Inc.

c/o Metaldyne Performance Group Inc.

April 30, 2015

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange described above, the Guarantee executed by Grede Subsidiaries (the “Grede Subsidiaries Guarantee”) will constitute the valid and legally binding obligation of Grede Subsidiaries enforceable against Grede Subsidiaries in accordance with its terms.

2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Grede Subsidiaries Guarantee has been duly issued, the Grede Subsidiaries Guarantee will constitute the valid and legally binding obligation of Grede Subsidiaries enforceable against Grede Subsidiaries accordance with its terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We do not express any opinion herein concerning any law other than the law of the State of Wisconsin. We hereby consent to the reliance by Weil, Gotshal & Manges LLP (“Weil”) on this opinion in connection with Weil’s issuance of an opinion included as Exhibit 5.1 to the Registration Statement.

MPG Holdco I Inc.

c/o Metaldyne Performance Group Inc.

April 30, 2015

This opinion given as of the date hereof, and it is intended to apply only to those facts and circumstances that exist as of the date hereof. We assume no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressees of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

The opinions expressed herein are matters of professional judgment and not a guaranty of result. This opinion is limited to the matters set forth herein and no opinion may be inferred or implied beyond the matters expressly contained herein.

Very truly yours,

/s/ RUDER WARE, L.L.S.C